FOR IMMEDIATE RELEASE
November 2, 2010	For More Information Contact:
Steven M. Zagar
Chief Financial Officer
First Financial Service Corporation
(270) 765-2131

First Financial Service Corporation
Announces Quarterly Results

Elizabethtown, Kentucky, November 2, 2010 – First Financial Service Corporation (the Company, NASDAQ: FFKY) today announced net loss per common share of $(0.58) for the quarter ended September 30, 2010, compared to diluted net income per share of $0.07 for the quarter ended September 30, 2009.  Diluted net loss per common share for the nine months ended September 30, 2010, was $(0.55), compared to diluted net income per share of $0.27 for the nine months ended September 30, 2009.

“The Company’s performance this quarter was disrupted by higher provisions for loan losses and an increase in non-performing assets,” stated Chief Executive Officer, B. Keith Johnson.  “We believe the level of non-performing assets has peaked this quarter.  Non-performing assets to total assets increased to 5.84% for the quarter ended September 30, 2010, compared to 4.19% for the quarter ended June 30, 2010, due primarily to four high-end residential development projects, aggregating $27.5 million in loans, located in Jefferson and Oldham Counties, Kentucky.  These four projects coupled with three other residential development projects in that area account for $33.8 million or 46% of the bank’s nonperforming assets. The primary weakness in the residential development portfolio is concentrated in the Louisville metropolitan area.  A total of $50.7 million or 70% of our non-performing assets consist of residential housing and residential housing development loans.      In our markets surrounding the Ft. Knox military base, residential activity remains robust as a result of the increase in 3,200 civilian families relocating to Ft. Knox with the Base Realignment and Closure Act.  The Army’s Human Resource Command is being relocated to the Ft. Knox military base, resulting in a substantial economic benefit to this area.  This quarter was also impacted by a larger credit loss associated with our private pooled trust preferred securities held in our investment portfolio.  The loss was triggered by the continued deterioration of the financial service companies acting as collateral behind the pools.

Although we had a disappointing quarter in our loan portfolio, the strength of our core franchise will contribute to our ability to navigate through this economic recovery. Net operating income (excluding the increase in provisions for loan loss, FDIC insurance costs and other recessionary charges) has continued its positive growth pattern while total deposits increased $38.9 million, or 3.7% for the first nine months of 2010.  This continues the momentum from 2009 where we achieved a record growth year in the amount of $274 million, or a 35.3% increase in total deposits over 2008.  Growth in deposits, coupled with positive signs of economic growth in our home markets, which is fueled by the Ft. Knox base realignment, will provide a sound basis for our Company as the local economy recovers.  Recognizing that we are still not immune to economic concerns, the opportunity for deposits helps us strive towards our long range financial objectives.  These objectives include building additional core customer relationships, maintaining sufficient liquidity and capital levels, improving shareholder value and remediating our problem assets.”

Balance sheet changes during the first nine months of 2010 include an increase in total assets of $39.3 million to $1.25 billion.  This increase was due to building our investment portfolio to $165 million, an increase of $117.9 million since December 31, 2009.  This increase was mainly off-set by a decline in gross loans of $74.8 million and a decrease in cash and cash equivalents of $9.5 million.

Commercial loans were $642.7 million at September 30, 2010, a decrease of $62.6 million, or 8.9%, from December 31, 2009.  The decline in the Company’s commercial loan portfolio is a result of pay-offs on several large commercial relationships.  The decline is also due to moving several relationships from the loan portfolio into other real estate owned.

Total deposits were $1.09 billion at September 30, 2010, an increase of $38.9 million from December 31, 2009.    The increase was the result of deposit promotions held in February, April and May.  Competition for deposits remains very competitive in all of the markets we serve.

The percentage of non-performing loans to total loans increased to 6.53% at September 30, 2010 compared to 3.82% at December 31, 2009 and 3.94% linked-quarter.  The increase was attributed to several large commercial real estate loans reaching non-accrual status in the third quarter 2010 as well as gross loans declining during the year from pay-offs and transfers to other real estate owned.  Annualized net charge-offs as a percentage of average total loans increased to 1.24% for the nine months ended September 30, 2010, compared to 0.52% for the nine months ended September 30, 2009.  The increase was primarily caused by charging down previously recorded specific reserves on non-performing loans whose condition worsened during the third quarter of 2010.

Average earning assets increased by $181.9 million as of September 30, 2010, compared to the same period in 2009.  Despite the large increase in earning assets, the Company’s net interest margin realized decline of 55 basis points.  Net interest margin decreased to 3.14% for the quarter ended September 30, 2010, compared to 3.69% for the same period in 2009.  The decline is mostly attributed to the Bank’s increased liquidity efforts by placing assets into lowering yielding investments other than loans.  The decrease is also partially attributed to the increase in the amount of non-accrual loans.  The current Federal Funds rate remains in a range of 0.00% to 0.25%.  Correspondingly, variable rate loans that are tied to the federal prime rate have been repriced downward in relation to the prime rate.  However, interest rates paid on customer deposits have not adjusted downward proportionately with the declining interest yields on loans and investments.  Sixty percent of deposits are time deposits that reprice over a longer period of time.  The increase in the volume of earning assets and the change to the mix of earning assets had a negative impact on net interest income, which decreased $291,000 and $16,000 for the three and nine months ended September 30, 2010, compared to the respective periods ended September 30, 2009.

Provision for loan loss expense increased by $3.8 million to $6.3 million for the three months ended September 30, 2010, compared to the same period ended September 30, 2009.  For the nine months ended September 30, 2010, provision for loan loss expense increased by $4.9 million to $11.4 million compared to the nine months ended September 30, 2009.  During the nine months ended September 30, 2010, the Company continued its efforts to ensure the adequacy of the allowance by adding specific reserves to several large commercial real estate relationships based on updated appraisals received by the Bank.  As economic conditions continue to impact our loan portfolio, management’s emphasis is to aggressively review credit quality and the adequacy of the allowance for loan losses.  As a result of this provisioning, allowance for loan losses as a percent of total loans increased to 2.18% from 1.78% at December 31, 2009.

Non-interest income increased $85,000 for the three months ended September 30, 2010, compared to the three months ended September 30, 2009.  Customer service fees on deposit accounts decreased $79,000 for the third quarter 2010 compared to the same quarter in 2009.  Gain on sale of mortgage loans increased $213,000 due to continued refinancing activity at historically low rates.  The increase in non-interest income for the quarter was off-set by an increase of $69,000 for loss on the sale and write-downs of other real estate owned and an increase of $345,000 of other-than-temporary credit losses on trust preferred security investments.  Additionally, other non-interest income increased $338,000 for the third quarter compared to same quarter in 2009.  The increase in other non-interest income was mainly due gain on the sale of other real estate owned.

For the nine months ended September 30, 2010, non-interest income increased $309,000, compared to the nine months ended September 30, 2009.  Customer service fees on deposit accounts increased $63,000 for 2010 compared to the same period in 2009.  Gain on sale of mortgage loans increased $395,000.  Other income increased $251,000 year-to-date in 2010 compared to year-to-date 2009.  The increase in other income was mainly attributable to gains on sale of other real estate owned.  The increase in non-interest income was off-set by an increase in other-than-temporary impairment losses of $129,000 on trust preferred security investments and by an increase of $283,000 in write-downs on other real estate owned during 2010.

Non-interest expense increased $686,000 to $8.7 million for the three months ended September 30, 2010, compared to the same period ended September 30, 2009.  Employee compensation and benefits expense increased $134,000 and other real estate owned expense increased $178,000.  The increase in non-interest expenses was off-set by decreases in outside services and data processing of $171,000, office occupancy expense and equipment of $53,000 and amortization of core deposit intangible of $23,000.  Other non-interest expense was higher in the third quarter of 2010 by $111,000 compared to the third quarter of 2009.

Non-interest expense for the year was up $1,366,000 due to higher FDIC Insurance premiums of $588,000, higher bank franchise taxes of $704,000 and an increase in other real estate owned expense of $550,000 for 2010 compared to the same period in 2009. Other non-interest expense was also higher for the first nine months of 2010 by $177,000 compared to the first nine months of 2009.  Employee compensation and benefits expense decreased $22,000.  The increase in non-interest expenses was also off-set by decreases in outside services and data processing of $361,000, marketing and advertising of $60,000, office occupancy expense and equipment of $137,000 and amortization of core deposit intangible of $73,000.

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service.  The Bank offers a variety of financial services to its retail and commercial banking customers.  These services include personal and corporate banking services, and personal investment financial counseling services.  Today, the Bank serves eight contiguous counties encompassing Central Kentucky and the Louisville Metropolitan area, including Southern Indiana, through its 22 full-service banking centers and a commercial private banking center.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

First Financial Service Corporation’s stock is traded on the Nasdaq Global Market under the symbol “FFKY.”  Market makers for the stock are:

Keefe, Bruyette & Woods, Inc.	FTN Midwest Securities

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Howe Barnes Investments, Inc.

Stifel Nicolaus & Company	Knight Securities, LP

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FIRST FINANCIAL SERVICE CORPORATION
Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
(Dollars in thousands, except share data)	2010	2009

ASSETS:
Cash and due from banks	$12,591	$21,253
Interest bearing deposits	76,407	77,280
Total cash and cash equivalents	88,998	98,533

Securities available-for-sale	164,750	45,764
Securities held-to-maturity, fair value of $131 Sept 2010
and $1,176 Dec 2009	128	1,167
Total securities	164,878	46,931

Loans held for sale	13,213	8,183
Loans, net of unearned fees	920,095	994,926
Allowance for loan losses	(20,091)	(17,719)
Net loans	913,217	985,390

Federal Home Loan Bank stock	5,015	8,515
Cash surrender value of life insurance	9,266	9,008
Premises and equipment, net	32,317	31,965
Real estate owned:
Acquired through foreclosure	12,781	8,428
Held for development	45	45
Other repossessed assets	48	103
Core deposit intangible	1,071	1,300
Accrued interest receivable	6,248	5,658
Accrued income taxes	3,754	-
Deferred income taxes	3,377	4,515
Prepaid FDIC premium	5,163	7,022
Other assets	2,651	2,091

TOTAL ASSETS	$1,248,829	$1,209,504

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposits:
Non-interest bearing	$70,288	$63,950
Interest bearing	1,018,438	985,865
Total deposits	1,088,726	1,049,815

Short-term borrowings	345	1,500
Advances from Federal Home Loan Bank	52,564	52,745
Subordinated debentures	18,000	18,000
Accrued interest payable	246	360
Accounts payable and other liabilities	3,956	1,952

TOTAL LIABILITIES	1,163,837	1,124,372
Commitments and contingent liabilities	-	-

STOCKHOLDERS' EQUITY:
Serial preferred stock, $1 par value per share;
authorized 5,000,000 shares; issued and outstanding, 20,000
shares with a liquidation preference of $20,000	19,822	19,781
Common stock, $1 par value per share;
authorized 10,000,000 shares; issued and
outstanding, 4,726,075 shares Sept 2010, and 4,709,839
shares Dec 2009	4,726	4,710
Additional paid-in capital	35,171	34,984
Retained earnings	24,128	26,720
Accumulated other comprehensive income/(loss)	1,145	(1,063)

TOTAL STOCKHOLDERS' EQUITY	84,992	85,132
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,248,829	$1,209,504

FIRST FINANCIAL SERVICE CORPORATION
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in thousands, except per share data)	September 30,		September 30,
	2010	2009	2010	2009
Interest and Dividend Income:
Loans, including fees	$13,543	$14,410	$41,857	$42,509
Taxable securities	1,117	312	2,488	925
Tax exempt securities	255	137	628	361
Total interest income	14,915	14,859	44,973	43,795

Interest Expense:
Deposits	4,883	4,513	14,642	13,359
Short-term borrowings	6	27	38	117
Federal Home Loan Bank advances	599	601	1,788	1,798
Subordinated debentures	331	331	989	989
Total interest expense	5,819	5,472	17,457	16,263

Net interest income	9,096	9,387	27,516	27,532
Provision for loan losses	6,327	2,482	11,353	6,441
Net interest income after provision for loan losses	2,769	6,905	16,163	21,091

Non-interest Income:
Customer service fees on deposit accounts	1,671	1,750	4,935	4,872
Gain on sale of mortgage loans	513	300	1,227	832
Gain/(loss) on sale of investments	7	-	(16)	-
Net impairment losses recognized in earnings	(649)	(304)	(832)	(703)
Loss on sale and write downs of real estate acquired
through foreclosure	(374)	(305)	(838)	(555)
Brokerage commissions	109	89	309	281
Other income	703	365	1,514	1,263
Total non-interest income	1,980	1,895	6,299	5,990

Non-interest Expense:
Employee compensation and benefits	4,176	4,042	12,171	12,193
Office occupancy expense and equipment	779	832	2,351	2,488
Marketing and advertising	225	225	675	735
Outside services and data processing	622	793	2,020	2,381
Bank franchise tax	566	257	1,482	778
FDIC insurance premiums	615	414	1,969	1,381
Amortization of core deposit intangible	77	100	229	302
Real estate acquired through foreclosure expense	302	124	916	366
Other expense	1,352	1,241	3,809	3,632
Total non-interest expense	8,714	8,028	25,622	24,256

Income/(loss) before income taxes	(3,965)	772	(3,160)	2,825
Income taxes/(benefits)	(1,472)	196	(1,359)	773
Net Income/(loss)	(2,493)	576	(1,801)	2,052
Less:
Dividends on preferred stock	(250)	(250)	(750)	(730)
Accretion on preferred stock	(14)	(14)	(41)	(39)
Net income/(loss) available to common shareholders	$(2,757)	$312	$(2,592)	$1,283

Shares applicable to basic income per common share	4,724,043	4,704,289	4,719,513	4,689,917
Basic income/(loss) per common share	$(0.58)	$0.07	$(0.55)	$0.27

Shares applicable to diluted income per common share	4,724,043	4,734,037	4,719,513	4,703,432
Diluted income/(loss) per common share	$(0.58)	$0.07	$(0.55)	$0.27

Cash dividends declared per common share	$-	$0.05	$-	$0.43

FIRST FINANCIAL SERVICE CORPORATION
Unaudited Selected Ratios and Other Data

	As of and For the		As of and For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Selected Data	2010	2009	2010	2009

Performance Ratios

Return on average assets	(0.79)%	0.11%	(0.19)%	0.16%

Return on average equity	(11.63)%	1.32%	(2.79)%	1.85%

Average equity to average assets	6.82%	8.49%	6.90%	8.65%

Net interest margin	3.07%	3.64%	3.14%	3.69%

Efficiency ratio from continuing operations	78.67%	71.16%	75.77%	72.36%

Book value per common share			$13.79	$15.80

Average Balance Sheet Data

Average total assets	$1,257,297	$1,104,012	$1,250,551	$1,074,926

Average interest earning assets	1,193,590	1,030,908	1,186,402	1,004,492

Average loans	944,861	984,468	965,978	963,728

Average interest-bearing deposits	1,027,610	820,602	1,021,458	784,067

Average total deposits	1,097,281	878,778	1,089,259	841,297

Average total stockholders' equity	85,761	93,730	86,246	92,933

Asset Quality Ratios

Non-performing loans as a percent of total loans (1)			6.53%	3.55%

Non-performing assets as a percent of total assets			5.84%	4.39%

Allowance for loan losses as a percent of total loans (1)			2.18%	1.65%

Allowance for loan losses as a percent of
non-performing loans			33%	46%

Annualized net charge-offs to total loans (1)			1.24%	0.52%

(1) Excludes loans held for sale.